EXHIBIT 15
Telvent Announces Closing of $200 Million
Senior Subordinated Convertible Notes
April 19, 2010 — Telvent (NASDAQ:TLVT), the IT company for a sustainable and secure world, today announced the closing of its offering of $200 million aggregate principal amount of 5.50% Senior Subordinated Convertible Notes due 2015 (the “notes”) in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering included $25 million aggregate principal amount of notes issued pursuant to the exercise of the initial purchasers’ option in full.
The notes are Telvent’s direct and unsecured obligations subordinated to the payment obligations in respect of its senior credit facility.
Interest on the notes will be paid semi-annually in arrears at a rate of 5.50% per year on April 15 and October 15 of each year, beginning on October 15, 2010. The notes will mature on April 15, 2015.
Under certain circumstances, the notes will be convertible into cash, Telvent’s ordinary shares or a combination of cash and Telvent’s ordinary shares, at Telvent’s election. The notes will be convertible at an initial conversion rate of 29.2590 ordinary shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $34.18 per ordinary share and represents a 22.5% conversion premium over the closing price of Telvent’s ordinary shares of $27.90 per share on April 6, 2010 on the NASDAQ Global Select Market.
After deducting the initial purchasers’ discounts and commissions and Telvent’s estimated expenses, Telvent expects to contribute the majority of the net proceeds from the offering of the notes to its subsidiary Telvent DTN, Inc. (“Telvent DTN”) and for Telvent DTN to use such contribution to repay all amounts outstanding under its credit agreement in full. The remainder of the net proceeds will be used by Telvent for general corporate purposes.
This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. The notes and Telvent’s ordinary shares underlying such securities have not been registered under the Securities Act, or any applicable state securities laws, and will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this presentation, and involve certain risks and uncertainties. Telvent’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Telvent’s Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 18, 2010.
Telvent does not intend, and does not assume any obligation, to update or revise the forward-looking statements in this document after the date it is issued. In light of the risks and uncertainties described above, and the potential for variation of actual results from the assumptions on which certain of such forward-looking statements are based, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this document may not occur, and that actual results may vary materially from those described herein, including those described as anticipated, expected, targeted, projected or otherwise.
About Telvent
Telvent (NASDAQ: TLVT) is a global IT solutions and business information services provider that improves the efficiency and reliability of the world’s leading companies. Telvent serves markets critical to the sustainability of the planet, including the energy, transportation, agricultural and environmental sectors.
Investor Relations Contact
Barbara Zubiria
Tel. + (1) 301 354 4680
Email: ir@telvent.com
Communications Department Contact
Patricia Malo de Molina
Tel. +34 954 93 71 11
Email: comunicacion@telvent.com